Buenos Aires, September 14, 2016

Messrs.

COMISIÓN NACIONAL

DE VALORES

MERCADO DE VALORES

DE BUENOS AIRES

Re.: Acquisition of shares in Albares Renovables Argentina S.A.

Dear Sirs:

In my capacity as Responsible of Market Relations of Petrobras Argentina S.A. (“Company”), this is to inform Comisión Nacional de Valores (“CNV”) and Mercado de Valores de Buenos Aires that on this date the Company acquired 100% of the capital stock and voting rights of Albares Renovables Argentina S.A. (“Albares”). Albares was the successful bidder in the Call for bids for New Thermal Generation with Availability Commitment in the MEM (Wholesale Electricity Market) under Resolution SEE 21/2016, for the construction of a new thermal power generation plant at Pilar Industrial Park (Pilar District, Province of Buenos Aires). The 100 MW total power project involves the installation of 6 Wärtsilä W18V50DF motor generator sets running on natural gas and fuel oil and with an output of 16.5 MW each. In such respect, Albares entered into a demand agreement with CAMMESA with the commitment to install the above mentioned generator sets.

                                                         Sincerely yours,

_____________________

María Agustina Montes

Responsible of Market Relations